EXHIBIT 10.16
SOFTWARE AND ROYALTY LICENSE AGREEMENT
     THIS AGREEMENT between ESPRE SOLUTIONS, INC., a Nevada corporation (“Licensor”), with its principal place of business at 5700 W. Plano Parkway, Suite 2600, Plano, TX 75093 and BLIDEO, INC., a Texas corporation (“Licensee”), with its principal place of business at 5700 W. Plano Parkway, Suite 2600, Plano, TX 75093, is for the software and royalty license of Technology in accordance with the terms and conditions stated in this Agreement and any attachments to this Agreement. Collectively, Licensor and Licensee shall be referred to herein as the “Parties,” or singularly the “Party.”
      WHEREAS, Licensor has the right to license the intellectual property and the Technology; WHEREAS, Licensor desires to license and have Licensee develop, market, offer for sale, and/or license and distribute applications utilizing said Technology;
     WHEREAS, Licensee desires to acquire a license to use the Technology; and
      NOW, THEREFORE, in consideration of the foregoing recitals and the covenants set forth in this Agreement, the Parties agree as follows:
     1.1 Schedules. The following schedules are attached to and incorporated into this Agreement by reference and deemed to be part hereof:
Schedule “A”: Description of Licensed Technology
Schedule “B”: ESPRE Solutions Inc. Patents.
     1.2 Definitions. The following definitions set forth below apply to this Agreement:
“Agreement” means this Software and Royalty License Agreement.
“Affiliate” of a Party shall mean a Person directly or indirectly controlling, controlled by, or under common control with that Party where control means the ownership or control, directly or indirectly, of more than Ten Percent (10%) of all of the voting power of the shares (or other securities or rights) entitled to vote for the election of directors or other governing authority; provided that such entity shall be considered an Affiliate only for the time during which such control exists.
“Documentation” means the data sheet, specifications, test procedure and methodology, and instructions for the Technology. This definition also includes system documentation, operating instructions, logs and training manuals, and documentation reasonably necessary to implement Licensee’s business under this Agreement.
“Derivative Work” shall mean any work which is based upon the Technology, such as a revision, modification, translation, abridgement, condensation, expansion, collection, compilation or any other form in which the Technology may be recast, transformed or adapted, any new material, information or data relating to and derived from the Technology, the preparation, use and/or distribution of which, in the absence of this Agreement or other authorization from the owner, would constitute infringement under applicable law.
“End-User” shall mean the Person who uses the Derivative Work, but excludes re-sellers.
“Intellectual Property Right” and “Intellectual Property Rights” shall mean all current and future worldwide rights, titles, and interests of a Party in, to, and under any and all: (a) United States or foreign patents and pending patent applications therefore, including the right to file new and additional patent applications based thereon, including provisionals, divisionals, continuations, continuations-in-part, reissues, and reexaminations; (b) copyrights; and (c) trade secrets, know-how, processes, methods, engineering data and technical information relating to the licensed Technology, Derivative Work, or Documentation which a Party owns or which a Party has the right to obtain or benefit from, whether now or in the future.
“Object Code” means computer programming code in executable binary form.
“Person” shall mean any natural person, partnership, corporation, trust, association, limited liability company, or other legally recognized entity.
“Software” shall mean intangible information in Object Code form constituting one or more computer or apparatus programs and the informational content of such programs, together with any documentation supplied in conjunction with and supplementing such programs.
“Source Code” shall mean, collectively (a) the series of uncompiled instructions or any part thereof in human readable form, test programs and program specifications, compiler and assembler descriptions comprising a portion of the licensed Technology and/or (b) technical documentation, system documentation, operating instructions, logs, and/or training manuals that Licensor uses to maintain or support the licensed Technology.
“Specifications” shall mean the specifications for Software as set forth in this Agreement, or if not so set forth, shall mean Licensor’s current published specifications, user documentation, and other information for the Software as of the date of order and any additional specifications furnished by Licensee.

“Technology” shall mean ESPRE LIVE technology which is owned by Licensor and further described in Schedule A attached hereto. The Technology is protected by USA patents as described in Schedule B attached hereto. The Technology also includes all Updates and Upgrades thereto. Technology incorporates the Object Code and Documentation for the Technology.
“Telecommunications Carriers” shall mean Persons engaged in the business of providing telephone Internet, and data services to both business and consumer markets.
“Term” shall mean the term of this Agreement as provided in Section 21.
“Third Party” shall mean, with respect to a party, any Person that is not an Affiliate of such party.
“Update” shall mean any and all changes and updates to the licensed Technology that improve the general utility, efficiency, and operating performance of the licensed Technology without altering the basic function of the licensed Technology or adding new functionality.
“Upgrade” means any and all improvements in the licensed Technology that add to or alter the basic functions of the licensed Technology. Upgrades incorporate all Updates as well as all fixes for known errors.
2.	SOFTWARE LICENSE GRANT.
     2.1 Grant of License. Subject to the terms of this Agreement, Licensor hereby grants to Licensee a nonexclusive license to use the Technology and Intellectual Property Rights thereto and convey, develop, market, license, and/or sell the Derivative Work which utilizes the Technology (the “License”) in the territory as defined in Section 2.2 below.
     2.2 Description of Territory. The territory of the Licensee is global.
     2.3 Compliance with Specifications.
     2.3.1 If Licensor makes any Updates or Upgrades to any of the Technology in order to bring the Technology into compliance with the Specifications, Licensor shall, within thirty (30) days of the development of such Updates and Upgrades, (so long as the License is in effect) provide to Licensee such information, in reasonable detail, with respect to such Updates as is reasonably necessary to permit Licensee to incorporate such Updates in the Technology.

     2.3.2 Upon approval by Licensor, any Updates or Upgrades, revisions, and modifications (enhancements) integrated by the Licensee for the betterment of the product, elevates the value of the product; therefore, an exclusive joint-administration for the particular revisions may exist and be added as an addendum to this Agreement.
     2.4 Restriction on Licensing. The License of the Technology granted hereby may not be transferred or sublicensed by Licensee without written permission from the Licensor. The License rights shall extend to any subsidiaries and divisions or third party contractors or Affiliates of Licensee (collectively, “Affiliates”). Licensee shall be responsible for the compliance by each such Affiliate with the terms and provisions of this Agreement.
     2.5 No Reverse Engineering. Licensee shall not reverse engineer, reverse compile or disassemble the Technology, or otherwise attempt to derive the Source Code to any Software licensed under this Agreement. The foregoing shall not apply to such activities conducted in the ordinary course of technical support of Licensee’s Derivative Works such as may occur through the use of debugging tools.
     2.6 Audits and Inspection Rights.
     2.6.1 Licensor shall have the right, upon reasonable advance notice, to inspect Licensee’s records and facilities, and the records and facilities of Affiliates of Licensee, with respect to the manufacture of Licensee’s Derivative Works.
     2.6.2 If the payment of royalties is required, as provided in Section 3, during the Term of this Agreement and for a period of one (1) year thereafter, Licensor shall have the right, at its expense, and upon reasonable advance notice to Licensee, to have examined by an independent auditor, reasonably acceptable to Licensee, Licensee’s books and records in order to determine or verify the sales revenue of the Derivative Works. Licensor shall not make any such examination more than twice in any calendar year.
     2.6.3 Licensee shall keep adequate records to verify all reports and payments made to Licensor pursuant to this Agreement for a period of two (2) years following the date of such reports and payments.
     2.7 No Other Licenses. The License granted under this Agreement is specifically set forth herein, and Licensor grants no other licenses to Licensee by implication or estoppel.
     2.8 Reservation of Rights. Licensor reserves all rights not specifically granted to Licensee hereunder.

     2.9 Restrictions on Export. Licensee acknowledges and agrees that it shall not import, export, or re-export the Derivative Works or related Documentation to any country in violation of the laws and regulations of any applicable jurisdiction. Licensee further agrees to defend, indemnify, and hold Licensor harmless for any losses, costs, claims, or other liabilities arising out of Licensee’s breach of this Section.
     2.10 Delivery. Unless otherwise provided for herein or agreed to by the Parties, following the Licensor’s receipt of the fee provided for in Section 3.1, Licensor will ship the Technology to Licensee in DVD/CD-ROM format or provide other acceptable transference via FTP.
     2.11 Acceptance. The Technology will be deemed accepted by Licensee unless it gives notice to Licensor of non-conformity within thirty (30) days of date of its receipt. The Parties agree that such acceptance shall not limit any of the remedies or rights otherwise provided to Licensee hereunder.
     2.12 Covenant Not to Compete. Licensor, and any company in which Licensor has an equity interest, within a twelve (12) month period following the acceptance of the Licensee’s Initial Derivative Works, as developed by Licensor (see Section 3.4.3) (the “Non-Compete Period”), hereby agrees not to compete with the Licensee’s Initial Derivative Work in any manner, directly or indirectly including, but not limited to, producing products of any kind which compete in any manner with Licensee’s Derivative Works and, specifically, Licensee’s Application Service Provider applications (“ASP“s). Telecommunications Carriers are excluded from the restrictions of this Section. Further, Licensor shall not contract with any Person other than the Licensee to build ASPs using the Technology wherein that ASP would be ready for market within the Non-Compete Period. This Section is conditional upon the launch of the Licensee’s Derivative Work within two (2) months of the acceptance of the Licensee’s initial Derivative Works as developed by Licensor. Further, this Section is conditional upon the payment by Licensee of the license fees (see Section 3.1), royalty fees (see Section 3.2), or maintenance fees (see Section 3.4.2) within sixty (60) days of their required payment date(s).
     2.13 Licensor Agent Status. During the period under which Licensor is prohibited from competing with Licensee, Licensor may present to Licensee business opportunities for use of the Technology which is heretofore licensed to the Licensee under this Agreement. Licensee is under no obligation to accept business opportunities presented by Licensor to Licensee. Should Licensee accept a business opportunity presented by Licensor to Licensee such acceptance will be provided in writing to the Licensor.
     2.14 Confidentiality.
     2.14.1 Each Party agrees, acknowledges, and covenants that (i) the technical data, methods, processes, Source Code, and other information relating to the licensed Technology, Derivative Work, the Documentation, the Software,

and/or (ii) any other information that is marked “Confidential” (in either case, whether oral, written, or in machine-readable form) disclosed pursuant to the provisions of this Agreement (collectively, the “Confidential Information”) may contain valuable trade secrets and other proprietary information and that any unauthorized use or disclosure of such Confidential Information would irreparably injure a Party or the Parties, which injury cannot be remedied solely by the payment of monetary damages. Each Party shall hold in strict confidence and not disclose, reproduce, or use the Confidential Information except as expressly provided for in this Agreement and/or with the exception of information (A) to the extent necessary, conveyed by the Licensee to purchasers and/or licensees of the Derivative Work; (B) to the extent necessary, conveyed by Licensee to contractors; (C) which is already in the public domain at the time of disclosure; (D) after disclosure becomes a part of the public domain by publication other than by the receiving party in violation of this Agreement or any other confidentiality agreement to which the disclosing party is a party; (E) received from a Third Party who did not require such information to be held in confidence and who did not acquire, directly or indirectly through one or more intermediaries, such information under any obligation of confidence; and/or (F) agreed to by the disclosing party in writing in advance of such publication or reproduction.
     2.14.2 Each Party shall use all commercially reasonable efforts to prevent unauthorized use and disclosure of the Confidential Information by Third Parties, including any contractor. Each Party may disclose the Confidential Information only to its employees and to any contractor; provided, those persons to whom a disclosure is made must need to know such Confidential Information and those persons have been informed of the existence of this provision and have agreed to comply herewith.
     2.14.3 Each Party shall cooperate fully with the other Party in any action or proceeding, whereby a disclosing party seeks to prevent or restrain any unauthorized use of the Confidential Information or to seek damages therefor. The provisions of this Agreement shall not limit any rights which a Party may have under any other confidentiality agreement, whether in force before or after this Agreement.
     2.15 Remedies. The Parties agree that compliance with the covenants contained in Sections 2.14, 5.2, and 2.12 of this Agreement are necessary to protect the goodwill and proprietary interests of the Parties and that a breach of the agreements contained in such sections would result in irreparable continuing damages for which there will be no adequate remedy at law; and, in the event of any breach of such agreements, the wronged party shall be entitled to the issuance by any court of competent jurisdiction of an injunction in favor of the wronged party, enjoining such breach or violation of the covenants or agreements and such other and further relief, including damages, as may be proper.

3.	COMPENSATION.
     3.1 Licensee Fees. In consideration of the License granted by the Licensor herein, the Licensee shall pay the Licensor One Million Dollars ($1,000,000) (the “License Fee”). Payment of the License Fee will be as follows: (i) Licensee shall pay a portion of the License Fee equal to Fifty Percent (50%) of the Licensee’s earnings before interest, tax, depreciation and amortization (as determined by generally accepted accounting principles) every year until the entire License Fee is paid in full; and (ii) notwithstanding Section 3.1(i), Licensee will be required to pay the unpaid balance of the License Fee, to the extent that it is able, once Licensee has received in excess of Fifteen Million Dollars ($15,000,000) in equity financing by paying each dollar in excess of the Fifteen Million Dollars ($15,000,000) in equity financing towards satisfying the License Fee; and (iii) this Section is to be read in conjunction with Section 3.4 regarding Contract Engineering Fees. All payments under this Section shall be deemed non-refundable.
     3.2 Royalty Fees. Licensee shall also pay to Licensor a royalty fee in the amount of One Percent (1%) of Licensee’s total gross revenues during the Term of this Agreement and so long as Licensee is using the Technology. Such royalty fee shall be payable on a quarterly basis one month after the close of the Licensee’s fiscal quarter and shall be accompanied with a statement detailing the calculation of the royalty fees being paid.
     3.3 Taxes and Assessments.
     3.3.1 In addition to any other payments due under this Agreement, Licensee agrees to pay any sales, use, excise, import or export, value-added or similar tax or duty, and any other tax not based upon Licensor’s net income, including any penalties and interest, and all government permit or license fees and all customs and similar fees, levied upon the use or distribution of the Derivative Works which Licensor may incur in respect of this Agreement, and any costs associated with the collection or withholding of any of the foregoing items (“Taxes”).
     3.3.2 If Licensee fails to pay any Taxes as of the original due date for such Taxes and Licensor receives any assessment or other notice (collectively, the “Assessment”) from any governmental taxing authority providing that such Taxes are due from Licensor, Licensor shall give Licensee written notice of the Assessment and Licensee shall pay to Licensor or the taxing authority the amount set forth as due in the Assessment within thirty (30) days of receipt of such written notice from Licensor.
     3.4 Contract Engineering Fees.
     3.4.1 Contract Engineering Fees. Licensee agrees to pay to Licensor the amount of Seven Hundred Thousand Dollars ($700,000) to insure that the core development of the Licensor’s Technology is synchronized with the specific requirements of the Licensee’s Derivate Works as prescribed by Section 3.4.3 below. It is understood by both Parties that contract engineering fees paid for core technology development will decrease the License Fee specified in Section 3.1 above by an equivalent amount. Payments of such contract engineering fees for core technology development shall be paid by the Licensee on a monthly basis commencing in September 2007 at a rate of One Hundred Thousand Dollars ($100,000) per month until the contract engineering fees have been paid in full.
     3.4.2 Product Maintenance. Licensee agrees to pay to Licensor Ten Percent (10%) of Seven Hundred Thousand Dollars ($700,000), which amount equals Seventy Thousand Dollars ($70,000), for one year beginning April 2008 as a maintenance fee. Such payments will be paid monthly (in twelve equal payments of $5,833.33) and payment terms shall be re-negotiated in April 2009. In consideration of such maintenance fee, Licensor will provide Upgrades and Updates for the Derivative Works within thirty (30) days of the development of such Upgrades and Updates. Licensor shall also provide Support as defined in Section 4.
     3.4.3 Development of Derivative Works. Licensee agrees to contract with Licensor for the development of the initial Licensee’s Derivative Works. After such initial development, there is no continuing obligation or agreement regarding the development of additional Derivative Works between the Parties. A Statement of Work (“SOW”) shall be developed by Licensor outlining the exact features of the initial Derivative Works to be developed. Licensor and Licensee must jointly agree on the fees and feature compliment of the Derivative Works as well as the payment terms within the SOW. Once a SOW is agreed upon and signed by both Parties, both Parties will abide by the terms and conditions of the SOW. Once the Derivative Work has been developed by Licensor, such Derivative Work shall not be accepted by Licensee until a written statement of acceptance, signed by an officer of Licensee, has been furnished to Licensor. Such acceptance, or the denial thereof, shall be entirely within the discretion of the Licensee. Following the Licensee’s acceptance of the initial Derivative Works as developed by Licensor, Licensee shall be the sole owner of the Derivative Works and any Documentation associated therewith. Licensor shall provide to Licensee all Source Code associated with the application framework layer of the Technology so as to enable Licensee to fully control the ongoing development of the Derivative Works.
4.	SUPPORT.
     In consideration of the royalty fees paid by Licensee in accordance with Section 3.2, Licensor shall provide Licensee with Second Level Technical support for the Technology during the Term of this Agreement. Second Level Technical support shall require the Licensor to respond promptly and completely to all questions or requests for technical support made by employees of Licensee, but shall exclude technical support to

End-Users. Such support shall be given in any reasonable manner (including, but not limited to, support via telephone, electronic communication, in writing, or in person).
5.	MARKETING AND PUBLICITY.
     5.1 Marketing. Except as provided in Section 5.2 below, the Parties agree to work together to identify areas where joint marketing efforts would benefit both Parties, and upon mutual agreement shall implement such efforts.
     5.2 Publicity. Neither Party shall disclose the terms of this Agreement to any Third Party, or make any announcements regarding the nature of the relationship between the Parties without the prior approval of the other Party, except that a Party may disclose the terms of this Agreement (a) to the extent required by any court or other governmental body or as otherwise required by law, provided that such Party has first notified the other Party immediately upon learning of the possibility of any such requirement and has given the other Party a reasonable opportunity (and cooperated with the other Party) to contest or limit the scope of such required disclosure; (b) to the extent required by the applicable securities laws, including, without limitation, requirements to file a copy of this Agreement (redacted to the extent reasonably permitted by applicable law) or to disclose information regarding the provisions hereof or performance hereunder; (c) to legal counsel; (d) in confidence to accountants, banks, and financing sources and their advisors; and (e) in confidence in connection with the enforcement of this Agreement or any rights hereunder. In furtherance of the foregoing, to the extent that the Parties wish to issue a press release relative to their relationship, the Parties shall mutually agree to the content and delivery of any such press release.
     5.3 Branding. Licensee and its Affiliates may use the Licensor trademarks in conjunction with the distribution of the Derivative Works and in their advertising, promotional, and printed materials for the Derivative Works and on the Derivative Works.
6.	PROPRIETARY RIGHTS.
     6.1 Ownership of Licensed Technology; Responsibility. Notwithstanding the granting of the License, the Licensor shall be and remain the sole and exclusive owner of the Technology and any Intellectual Property Rights therein with full discretion to direct and derive the economic benefit of its commercial exploitation, except as otherwise set forth herein. Licensor shall vigorously prepare, file, prosecute, and maintain all of the patents comprising part of the licensed Technology to the fullest extent possible at Licensor’s sole cost and expense. Licensee shall have reasonable opportunities to advise Licensor and shall cooperate in the filing, prosecution, and maintenance of such patents and will make available any records, papers, information, specimens, and the like upon Licensor’s reasonable request.
     6.2 Ownership of Improvements and Adaptations. Subject to Licensor’s ownership interest as described herein, Licensee shall be the owner of the Derivative

Work from the Technology and any Documentation or Software developed by Licensee or any contractor of Licensee relating to the Technology, notwithstanding any assistance by Licensor in development and related matters, including, without limitation, pursuant to any software development agreement and/or software maintenance agreement by and between Licensor and Licensee. Licensee has the right to resell and/or license the Derivative Work and Software that it creates.
     6.3 Proprietary Rights Notices. Licensee agrees that it will not remove, alter, or otherwise obscure any proprietary rights notices appearing in the Technology.
     6.4 U.S. Government Restricted Legend. All Licensor technical data and computer software is commercial in nature and developed solely at private expense. Software is delivered as Commercial Computer Software as defined in DFARS 252.227-7014 (June 1995) or as a commercial item as defined in FAR 2.101(a) and as such is provided with only such rights as are provided in Licensor’s standard commercial license for such software. Technical data is provided with limited rights only as provided in DFARS 252.227-7015 (Nov. 1995) or FAR 52.227-14 (June 1987), whichever is applicable. 6.5 End-User Licensing. Licensee agrees that each copy of any Software distributed by Licensee hereunder will be accompanied by a copy of Licensee’s standard end-user software license; provided, however, that the terms of such license will be drafted so as to apply to the Technology and shall be at least as protective of Licensor’s Software as: (i) the terms and conditions Licensee uses for its own software products; and (ii) the terms and conditions governing this Agreement. Licensee agrees to enforce the terms and conditions applicable to the Software contained in such license.
7.	REPRESENTATIONS AND WARRANTIES.
     7.1 Licensor and Licensee each represents and warrants to the other that:
(i) it is organized, validly existing, and in good standing under the laws of the country or state in which it is incorporated;
(ii) its execution and delivery of this Agreement, and the performance of its obligations under this Agreement, have been duly authorized by all necessary corporate action on its part, and it has full corporate power, right, and authority to enter into this Agreement, to grant the license it has granted hereunder, and to perform its obligations hereunder;
(iii) neither the execution and delivery of this Agreement by it, nor the performance by it of any of its obligations under this Agreement, violates any applicable law or regulation of any country, state, or other governmental unit, or its Articles or Certificates of Incorporation or Bylaws or other charter documents, or constitutes a violation of, or a breach or default under, any agreement or instrument, or judgment or order of any court or governmental authority, to which it is a party or to which it is subject or to which any of the Technology is subject;
(iv) this Agreement is a valid and binding obligation of it, enforceable against it in accordance with its terms, except as such enforceability may be limited by equitable principles or by bankruptcy or other laws affecting creditors’ rights generally; and
(v) no consent, approval, order, or authorization of any person, entity, court, or governmental authority is required on its part in connection with the execution and delivery of this Agreement or the performance by it of its obligations hereunder.
     7.2 Licensor represents and warrants to Licensee that it has title to, or a license with a right to sublicense, the Technology, in the form in which it is delivered to Licensee.
     7.3 To the best of Licensor’s knowledge, the Technology contains no malicious code or computer viruses. Licensor shall immediately notify Licensee if any such problem is suspected.
     7.4 Licensor hereby represents and warrants that the Technology provided under this Agreement is, and shall be, of a high grade nature and quality.
     7.5 Licensor hereby represents and warrants that, as of the date of this Agreement: (a) the licensed Technology is valid and existing in full force and effect and (b) the licensed Technology is not subject to any proceeding or outstanding decree, order, judgment, settlement, or other similar agreement or stipulation that restricts in any manner the use, transfer, or licensing thereof by Licensor or would affect the validity, use, or enforceability of the licensed Technology. Licensor further represents and warrants that, as of the date of this Agreement (a) no claim or allegation has been made by any Person that the licensed Technology or any part thereof infringes upon any United States issued patent, trade secret, or copyright of such Person; (b) Licensor knows of no claim by any Person that the licensed Technology or any part thereof infringes upon any Person’s patent, copyright, trademark, trade secret, or any other intellectual property of such Person, or of any applicable law or regulation; (c) there is no pending claim by Licensor against any Person for infringing or misappropriating the licensed Technology; and (d) without limiting the foregoing, there is no pending claim against any Person for infringing or misappropriating the licensed Technology.
8.	INDEMNIFICATION.
     Licensor shall indemnify and hold harmless Licensee from and against any claims, including reasonable legal fees and expenses, based upon infringement of any United States copyright or patent by the Technology. Licensee agrees to notify Licensor of any such claim promptly in writing and to allow Licensor to control the proceedings.

Licensee agrees to cooperate fully with Licensor during such proceedings. Licensor shall defend and settle at its sole expense all proceedings arising out of the foregoing. Licensor’s obligations under the foregoing indemnity provision shall, however, be subject to a total dollar limit of One Hundred Thousand Dollars ($100,000). In the event of such infringement, Licensor may replace, in whole or in part, the Technology with a substantially compatible and functionally equivalent technology or modify the Technology to avoid the infringement.
9.	INTELLECTUAL PROPERTY RIGHTS.
     Title to the Technology and to Intellectual Property Rights therein shall remain in Licensor.
10.	NOTICES.
     Notices shall be given in writing by confirmed facsimile, certified mail, or registered mail addressed to the Parties as shown on the first page of this Agreement.
11.	ASSIGNMENT.
     Neither Party may transfer or assign this Agreement, nor any rights or interests granted under this Agreement without the prior written consent of the other Party, which shall not be unreasonably withheld.
12.	OUTSOURCING.
     In the event that Licensee elects to have the functions for which it uses the Technology performed by a Third Party (referred to as the “Outsourcer”), Licensee shall have the right to transfer or assign its rights hereunder to such Outsourcer for the limited and specific purpose of enabling the Third Party to provide services to Licensee using the Technology. Licensee will promptly notify Licensor as to the identity of the Outsourcer. Licensee will ensure that such Third Party agrees to use the Technology only for such purpose and to otherwise be bound by the provisions of this Agreement.
13.	COMPLIANCE WITH LAWS.
     Both Parties shall comply at their own expense with all applicable laws, ordinances, regulations, and codes in performance of this Agreement.
14.	CHOICE OF LAW AND VENUE.
     Venue for any dispute arising under the terms of this Agreement shall be in Dallas County, Texas. The laws of the State of Texas shall govern this Agreement and all transactions under it.

15.	MEDIATION.
     If a dispute relates to this Agreement and the Parties have not been successful in resolving such dispute through negotiation, the Parties agree to attempt to resolve the dispute through non-binding mediation by submitting the dispute to a sole mediator selected by the Parties or, at any time at the option of a Party, to mediation by the American Arbitration Association (“AAA”). Each Party shall bear its own expenses and an equal share of the expenses of the mediator and the fees of the AAA. All defenses based on passage of time shall be suspended pending the termination of the mediation. Nothing in this clause shall be construed to preclude any Party from seeking injunctive relief in order to protect its rights pending mediation.
16.	LIMITATION OF LIABILITY.
     THIS AGREEMENT DISCLAIMS ANY IMPLIED WARRANTY NOT EXPRESSLY STATED HEREIN.
17.	FORCE MAJEURE.
     Neither Party shall be held responsible for any delay or failure in performance of any part of this Agreement to the extent such delay or failure is caused by fire, flood, strike, civil, governmental or military authority, act of God, or other similar causes beyond its control and without the fault or negligence of the delayed or non-performing Party or its subcontractors.
18.	WAIVER.
     The failure of either Party at any time to enforce any right or remedy available to it under this Agreement or otherwise with respect to any breach or failure by the other Party shall not be construed to be a waiver of that right or remedy with respect to any other breach or failure by the other Party.
19.	SEVERABILITY.
     If any of the provisions of this Agreement shall be invalid or unenforceable, the invalidity or unenforceability shall not invalidate or render unenforceable the entire Agreement, but rather the entire Agreement shall be construed as if not containing the particular invalid or unenforceable provision or provisions, and the rights and obligations of the Parties shall be construed and enforced accordingly.
20.	SURVIVAL OF OBLIGATIONS.
     The obligations of the Parties under this Agreement, which by their nature would continue beyond the termination, cancellation, or expiration of this Agreement, shall survive termination, cancellation, or expiration of this Agreement.

21.	TERM AND TERMINATION.
     21.1 Term. The Term of this Agreement shall begin on the date this Agreement is executed (the “Effective Date”) and shall continue for five (5) years, after which time the terms of this Agreement shall be re-negotiated.
     21.2 Right to Terminate; Early Termination.
     21.2.1 Either Party shall have the right to terminate this Agreement if the other Party is in material breach of any term or condition of this Agreement and fails to remedy such breach within thirty (30) days after receipt of a written notice of such breach given by the non-breaching Party and the remedy is acceptable in the sole satisfaction of the non-breaching party; or
     21.2.2 Licensee may terminate this Agreement upon thirty (30) days’ written notice to Licensor:
(i) if remedies provided herein are insufficient to provide Licensee with the right to continue using any part of the Technology due to a claim of patent infringement or alleged patent infringement, provided that Licensee shall not have the right to terminate if Licensor is able to avoid infringement or alleged infringement of the patent rights of a Third Party by having Licensee use another version of a part of the Technology at Licensor’s expense; and
(ii) provided further that Licensee’s right to terminate pursuant to the foregoing subsection shall not limit Licensor’s rights and remedies otherwise available in this Agreement or at law.
     21.2.3 Either Party may terminate this Agreement upon ten (10) days’ written notice if the other Party:
     (a) makes an assignment for the benefit of creditors;
     (b) admits in writing its inability to pay its debts as they become due;
     (c) distributes to its creditors any composition, extension, or similar kind of agreement which purpose is to reach an out of court settlement with its creditors;
     (d) voluntarily files or has filed against it a petition under applicable bankruptcy or insolvency laws which such Party fails to have released within thirty (30) days after filing;
     (e) shall be dissolved or fails to maintain its corporate existence;

(f) has its ability to conduct business suspended or terminated;
(g) becomes insolvent;
(h) makes or consents to a notice of intended bulk transfer of its assets;
(i) convenes a meeting of creditors to restructure its debts;
(j) takes any corporate or other action for the purpose of effectuating any of the foregoing; or
(k) proposes any dissolution, composition, or financial reorganization with creditors or if in any proceeding, a receiver, trustee, liquidator, or similar officer is appointed to administer and/or liquidate all or any portion of the property of the other Party and such appointment is not vacated or set aside within forty-five (45) days after the appointment of such receiver, trustee, liquidator, or similar officer.
     21.2.4 This Agreement may be terminated by mutual written agreement of both Parties.
     21.3 Effect of Termination. In the event of any termination of this Agreement, each Party shall be entitled to the rights and remedies afforded pursuant to the Bankruptcy Code, and to any and all other legal and equitable remedies to which such Party may be entitled under the law. Upon the termination or expiration of this Agreement, Licensee shall terminate further use and distribution of the Technology and return or destroy all copies of the Technology.
22.	SIGNATURE.
     The Parties shall be entitled to rely upon and enforce a facsimile of any authorized signatures as if they were the original.
23.	ENTIRE AGREEMENT.
     The provisions of this Agreement and orders issued under this Agreement supersede all prior and current oral and written communications, agreements, and understandings of the Parties with respect to the subject matter of this Agreement and shall constitute the entire agreement between the Parties. This Agreement shall not be modified or rescinded, except by a writing signed by both Parties.
24.	HEADINGS.
     The section headings contained in this Agreement are for reference only and shall not be considered as substantial parts of this Agreement. The use of the singular or plural form in this Agreement shall include the other form; and the use of the masculine, feminine, or neuter gender shall include the other gender.
     In witness whereof, the Parties hereto have caused this Agreement to be executed by their duly empowered representatives.
AGREED TO BY:

ESPRE SOLUTIONS (“Licensor”)
By:	/s/ Peter Leighton
Peter Leighton, President
Dated: October 31, 2007

BLIDEO, INC. (“Licensee”)
By:	/s/ Greg Spindler
Greg Spindler, COO
Dated: October 31, 2007

Schedule A
Introduction
ESPRE LIVE™ technology is an end-to-end system of media management and collaboration tools, designed to be built into a variety of video applications and supports commercial media management functions from creation through distribution. Applications that can be built with this technology include:
•	Building customized interactive media presentations

•	Selling product through clear visualization with audio/visual

•	Training customers through multi-media, self-paced presentations

•	Connecting people and media regardless of device or media format

•	Providing the most compelling entertainment and information access available
For subscribers, ESPRE LIVE provides:
•	Surprisingly high quality streaming video on demand with rapid download and play

•	Personalized video creation, posting, and messaging

•	Small footprint on local PC or handheld device

•	Operation through firewalls and without security triggers

•	Customized web-based media services

•	User controls on video presentation
For service providers, ESPRE LIVE provides:
•	End-to-end media solutions from production to distribution

•	Multi-media programmability with interactivity between users and media

•	Enhanced unified communications to connect people during media sessions

•	Development toolkit with APIs to take care of the underlying technology, so that the Service Provider can focus on the content and presentation

•	Integration with existing technologies already deployed
The demand continues to increase not only for basic multimedia services (delivering short clips and movies) but also for newer interactive productions that provide:

•	Greater user involvement

•	Longer customer visits

•	Applications connected to other applications (Stickiness)

•	New opportunities to present advertising

•	More useful collaborative applications
Media providers need to present video entertainment and educational material via an end-to-end network that delivers reliable, scalable, coordinated multiple video streams. The explosion in social networking reflects this and drives the need for simultaneous video conferencing, video messaging, and video streaming. Viewers interact with each other while they interact with multiple video streams.
ESPRE LIVE™ technology provides the end-to-end system of media management and collaboration tools to enable media providers to build applications to address these opportunities.
Strategy for Success
ESPRE LIVE solves technological challenges of interactive production and delivery and allows the corporate client to concentrate on the art of media. Web pages, as complex as those involving multiple, interacting videos and graphics, require only minimal coding and no expertise in video publishing. This simplified development translates into a much faster time to market.
ESPRE focuses on the technology that delivers the power of multimedia thereby leaving the final applications and artistic endeavors to clients. This reflects ESPRE as being the complete “Video Carrier.” In this context, the ESPRE APIs, network tools and services in the video world are analogous to what a “Carrier” represents in the telecommunications world. As in telecommunications, ESPRE believes the “service providers” should be able to:
•	Implement their visions of interactive, effective communications

•	Deliver that service and vision rapidly to their customers while those “carriers” focus on the delivery mechanism and the technology for transmitting the underlying data

•	Function as a “video carrier” by providing the infrastructure for the highest quality media experience

•	Provide an “end-to-end” network solution that renders all aspects of producing video (pre-recorded, on-demand and live) simple and ever-accessible

•	Enable the ESPRE business partners to deploy their applications as “video service providers”
This strategy serves to ramp up the return on investment (ROI) since it creates the following three advantages for business customers:
(1)	Business customers can deploy applications much more quickly with the easy-to-use package of APIs and by partnering with “service providers.”

(2)	Business customers, as the “video service providers,” focus on their areas of expertise thereby reducing overall development costs and time to market, while ESPRE focuses on the enabling technology.

(3)	Business customers can reduce their deployment and operational expenses since ESPRE LIVE runs on off-the-shelf hardware and software.
ESPRE’s Business Hypothesis is “If embedding video into an existing product adds significant value, then a high adoption rate will ensue.”
So what are the success criteria for achieving a high adoption rate?
•	It has to work without major effort.

•	It has to be a part of the consumer’s work or social environment and not external to it so that it can be experienced on a real time basis.

•	It has to be easy to learn, use and manage.

•	It has to be very reliable. You don’t come to depend on things that you cannot depend on.

•	Most of all it has to be ubiquitous. It won’t become a habit to use if it is not everywhere you might need it. (Also, speed of deployment would be enhanced with a software solution instead of a chipset solution.)
ESPRE addresses the challenges of meeting these success criteria and works with customers to achieve high adoption rates for video based solutions.
Delivery Challenges
Nevertheless, having an effective means for empowering new businesses with quality video remains only part of the solution. Additional challenges exist to deliver broadcast-quality video over the Internet with packet loss, variable bandwidth, etc. A successful streaming media solution requires a solid framework that adapts to and facilitates maximizing the following:
Packet loss
When a system loses packets in an inter-frame video compression scheme such as MPEG-4, errors can propagate. A streaming media system must react appropriately to these losses, given bandwidth and latency constraints, to maintain the quality of received video.

Variable bandwidth
Internet conditions change with time and a video streaming system should adapt to these changes accordingly. Unlike traditional Internet applications, that seek to transmit at the highest attainable rate, video applications prefer to send data at a relatively constant bit rate. Therefore, congestion control algorithms such as TCPs additive increase multiplicative decrease (AIMD) algorithm are not adaptable to video due to their large rate fluctuations.
Variable delay
The Internet imposes variable delay on packets that, in turn, pose problems for video applications requiring a smooth play-out rate.
Processor utilization
The actual video player device has as much to do with the overall viewing experience as any of the other points made above. Impacts on that use result from much more than just the video being streamed to it. Because that device may well be running other applications in the background or the foreground, the processor use can be extremely dynamic. As a result, clients must deal with it dynamically to ensure a consistent user experience.
Reliable Delivery Solutions
ESPRE solves delivery challenges using an innovative delivery approach. This approach integrates a decoder for very high quality video with a buffering mechanism that manages the difficulties of Internet delivery.
The ESPRE technology provides four methods of protection for video delivery.
The first method ensures no user perception of limited interruptions and variability in TCP/IP internet delivery and processor availability through buffering to deliver an uninterrupted presentation to the user.
The second method handles more extreme interruptions and variations in the network and processor availability. The ESPRE player can detect a network shortfall or even a server disconnect within its buffering interval. Interruption to the user’s video presentation can be avoided by playing from buffered video while switching to streaming from an alternate, backup server in the network. In the case of a sustained disruption of connectivity, impact on the user experience is minimized by resuming at precisely the same frame where the video has been halted, after the problem is cleared.
The third method of protection provides intelligence associated with the selection of the media to be streamed. The player appropriately matches the end user’s capabilities (network, processor, etc.) with the media to be served. The ESPRE service supports a wide variety of encodings for a given media stream coupled with the dynamic intelligence in the player to appropriately select among them. An initial determination is made based on the player’s perception of the user environment. If, at any point, the dynamic aspect of the player’s intelligence determines the user would be better served by a stream of either higher or lower bandwidth content, the content can be changed “on the fly” without starting over or, in most cases, even without any perceptible stall.
The fourth method is the player’s ability to handle network problems and lost packets using a significant audio/video synchronization technique that assures every packet of both media cross-reference each other such that packet loss cannot cause an improper relationship between audio and video, a very common problem among other video players in the market today.
All these methods are based on the fundamental principle that the ESPRE LIVE video player uses a “pull” technique for packetized video delivery rather than the “push” technique used by most other multi-media delivery systems. This unique approach also provides the basis for several features of the ESPRE LIVE video player.
Service Building Blocks
Building a wide variety of reliable, scalable, ubiquitous video solutions for on-demand or live video presents significant challenges. ESPRE addresses these challenges by providing a wide array of simple “service building blocks” in an easy to use Software Development Kit (SDK). Through the use of APIs for these building blocks of functionality, application development can proceed quickly and deliver a wide range of functionality that is easy to integrate into an application:
•	Video Streaming applications for pre-recorded video publishing, built with APIs for:
–	Capturing

–	Encoding

–	Editing

–	Uploading

–	Publishing

–	Distributing

–	Archiving
•	Video Messaging applications for user encoded video sharing, built with APIs for:
–	Capturing

–	Encoding

–	Uploading

–	Editing

–	Publishing

–	Archiving

•	Interactive Media applications for publishing pre-recorded video, built with APIs for:
–	Capturing

–	Encoding

–	Editing

–	Annotating

–	Directing interactions

–	Indexing

–	Segmenting

–	Uploading

–	Publishing

–	Distributing

–	Archiving

–	Rights management

–	Streaming session management
•	Live Interactive applications for user to user collaboration, built with APIs for:
–	Capturing

–	Encoding

–	Uploading

–	Tunneling

–	Connecting

–	Conference Multi-casting

–	Recording

–	Webcasting

The following diagram illustrates these four major application areas and their service building blocks, in addition to the LSVX Codec product:
The “service building blocks” are designed to be readily assembled in various combinations to provide highly integrated, multimedia applications. A wide variety of applications may be built from these service building blocks, such as:
•	Pre-recorded Media Publishing (Channel publishing)

•	Pre-recorded Media Streaming (Video on Demand)

•	Live Event Broadcasting

•	Video Conferencing and webcasting

•	Applications which integrate multiple modes of video deliver
Publishing supports the capture, encode, editing, archiving and distribution using Digital Rights Management for video on a commercial scale. Messaging provides the capture and directed distribution of video for directed communications and its management. Collaboration provides a full range of video conferencing features for web applications.

Services Overview
Developers can build a wide variety of applications using the ESPRE LIVE™. The SDK enables the development and deployment of an integrated set of commercial media management functions from creation through distribution.
Services and APIs
The major services supported by the ESPRE LIVE are shown below.
Video Capture
The ESPRE LIVE provides services to enable users to attach components of the ESPRE LIVE to a camera and capture video into a local disk file. The video capture API supports control of camera selection and exposes camera and capture configuration options (such as, frame rate, resolution size, etc.). The ESPRE LIVE operates with a wide variety of off-the-shelf camera and audio equipment.
The ESPRE LIVE also supports camera association and control as part of the live chat component technology discussed later.
Video Encode
The ESPRE LIVE provides components that support encoding video and formatting the resultant media into an ESPRE LIVE format using the patented, wavelet-based compression technology known as the Lightning Strike™ encoder. The encoding API supports selecting from options for tuning the performance and quality of the resulting playable videos to meet the needs of the application. Selectable encoding parameter options include:
•	Resolution (width from 160 to 1024, and height from 128 to 768)

•	Frame rate (1-30 frames/second)

•	Encoding quality (essentially on a scale from 1-31)

•	Bit Rate control bandwidth (>40 bps)

•	Bit Rate control mode (none, TMN5, TMN8)

•	Input source (typically a local file in an AVI file format — several input CODEC in this format supported as an input source)

•	Input source span (allows specification of a scene to encode by specifying a starting and ending AVI frame number)

•	Quantization levels (allows restriction on range of qualities used during rate control functions)

•	Output destination (typically a local file set in the ESPRE LIVE format that includes audio, video, index, and production metadata)
The ESPRE LIVE extends to support controlling the encoding process across a large span of AVI files to encompass the requirements of entire movie length material (at least support for two hours). The encoding process allows the media engineer to view the movie as one seamless object even if users require many local disk files. The encoding tool contains a viewing process that allows the media engineer to index video by selecting a frame and giving it a name or mnemonic. The engineer may use these indices to demark scenes and/or other control points within the encoding (viewing) process for scene selection controls.
The technology supports specifying different encoding parameters for each scene, allowing users to format a movie at various combinations of quality and frame rate settings. Users may even change resolution when encoding from one scene to the next. They may also use indices to force key frame insertion and synchronization points for other data. The encoding process automatically synchronizes audio and video contained in the same input source but also supports synchronizing other forms of data. The ESPRE LIVE also supports encoding synchronization of script-oriented text data for purposes of synchronized display and extensive video search.
Video Archive
The ESPRE LIVE provides APIs to control the processes of uploading the ESPRE LIVE format media into an archive that supports media distribution and rendering. The underlying engine components reside in both the execution time client and server(s). The archive structure supports maintaining more than one copy of an object for both redundancy and for load-sharing considerations. Each archive object in the ESPRE LIVE format has, as a minimum:
•	Video index file(s)

•	Video data file(s)

•	Audio index file(s)

•	Audio data file(s)
The ESPRE LIVE format will be extended to include:

•	Script index file(s)

•	Script data file(s)
The archive will also be extended to incorporate the Asier™ encryption methodology.
Video Distribution
     The ESPRE LIVE provides APIs to control access to objects in the video archive, supporting object rendering in a web distribution model. It contains an underlying Java-based player that supports rendering multiple videos simultaneously on an HTML web page with programmable coordination among the videos. The player and its supporting JavaScript environment have all the elements required to:
•	Access the index and data files from an archive.

•	Buffer the video object so the video starts to play quickly (typically within 3 seconds) but can sustain interruptions in the flow of data from the server.

•	Manage the overall processor and bandwidth constraints.
–	The player supports bandwidth coordination among the multiple and simultaneously-playing audio and video streams.

–	Users can designate each video as “primary” or “secondary.”

–	When initial buffering occurs, the ESPRE LIVE mandates that primaries get to the initial fast start state (3 seconds worth of render time) before a secondary may start.

–	At any time while playing/buffering, the secondary(s) back off if a primary is pending a stall for lack of data.

–	Any video may have users effectively control its buffering bandwidth to a percentage of its computed average bandwidth requirement. For example, users may load a video at 110% of its average bit rate rather than loading as fast as it can — ESPRE LIVE supports both paradigms.

–	By comparison, competitive video compression technologies measure their bandwidth usage as an average value without considering data peaks that often exceed the average data rate by 50% or more. This can result in audio clipping, frame freezing and transmission delays.
•	Start a video on any designated frame.
•	The player supports an API that includes a request to play from frame(x) to frame(y) and/or start playing to end at frame(x).

•	Displayers use this to affect slider drag operations allowing the subscriber to advance or backup to any position within a movie or to move easily to selected scenes with no dependence on prior buffering.

•	Render the video from an internal memory cache.
Users can buffer the video from a stream and not store it on the local disk. Thus, a two-hour movie is never completely contained within the client machine.

•	Support a coordinated actor/director rendering paradigm.
–	A Java actor represents each video rendered on the web page.

–	The page also contains, in this paradigm, a Java director that controls everything visualized by the actor(s) on the page.

–	The director contains a context for each video that it is managing.

–	At any instant in time, an actor is associated (receiving rendering data) with one context within the director.

–	The director may have more contexts than actors in order to buffer video data before it is needed.

–	Users may program the contexts to trigger events when they get to certain states (such as, when playing a particular frame, when there is enough data buffered to safely play, when the user clicks on an actor associated with the context, etc.).

–	Each context also supports a complete API control mechanism.

–	The combination of the event architecture and the API allows the context events to trigger control actions in other contexts.

–	As a video plays to certain frames (arrives at certain scenes), users may trigger another video (or image) on the page to take an action.
•	Automatically recover from server disconnects.
–	When connected to a web server to pull the video data, the player encounters frequent disconnects over a two-hour period.

–	The ESPRE LIVE technology supports automatically detecting that this occurred and reconnecting before the object buffer drains.
•	Use the ESPRE LIVE detection capabilities to detect network and processor stalls and respond with appropriate restart strategies so users perceptions are carefully managed.
–	This means that a temporary period of network outage (or “shortage”) or processor over-utilization will not degrade the user experience or detract from a great video.

–	For problem scenarios confined to several seconds, the user perceives no interruption in the video and its audio synchronization.

–	In case of a sustained outage, users perceive a temporary stopping of the video and “picking up where it left off” as the problem clears.
•	Automatically select from multiple object formats.
–	Users may represent any ESPRE LIVE archive object in more than one format (resolution, frame rate, etc.).

–	The player environment can analyze the processor speed and available bandwidth and select an appropriate format.

–	Users may also direct the player to select or change formats while playing and not require it to start from the beginning again.
•	Restrict access to the video.
–	The Java player is restricted to operation within a specific web domain.

–	If a different web page tries to activate a player not authorized for it, the player fails to run.

–	This security model will also be extended to incorporate the Asier™ encryption methodology.
•	Support complex media formats.
The complex media object format is structurally the same as other encoded videos but uses dynamic frame rate and resolution settings to provide the optimum quality video for the widely varying scenes.
Live Interactive Video Conferencing
ESPRE LIVE technology provides a comprehensive solution for live interactive video collaboration or “chat” as it is sometimes called. The “Live” technology includes client APIs that support:
•	Connecting the client to a VXN server. This results in an internal endpoint or IP address used to route data from one chat client to another.

•	Enabling local camera capture.
The video from the camera automatically becomes available to the internal chat architecture for both local display and transmission to the server for use in the chat conference.

•	Making a call.
The API allows the local client to make a call through the VXN connection to anyone connected to the VXN by referencing the destination’s endpoint address. After the appropriate handshake, this engine transmits the local clients’ audio and video to the destination.

•	Making multiparty calls. The technology supports up to an 8-party call depending on available bandwidth.

•	Controlling call parameters.
The API supports controlling parameters that affect the destination’s user experience and the bandwidth use for both parties. These include resolution, frame rate, and quality settings. Users can change most parameters mid-call or when conditions and the number of participants in the call changes.

•	Making audio only calls.

•	Complying with Q.931 for conference connection control.

•	Complying with G.711 for audio signal companding.

•	Complying with H.323, H.245 and H.263+ for interoperation with compatible video devices for video conferencing.

•	Complying with SIP for media and connection control in future releases.
Network Services and Client Software
The network archive and distribution services design accommodates hosting by the media service provider or by ESPRE Solutions. These hosting scenarios use a variety of server hardware and operating systems. The ESPRE LIVE provides administration and management tools to support operations.
Client-side software minimizes user downloading and avoids the need for registry changes for simple installation. The ESPRE LIVE supports a variety of browsers on the predominant operating systems. For the best user experience, client-side hardware must meet or exceed performance of Pentium IV (1 GHz or more) with 512 MB RAM.
ESPRE Solutions, Inc. recommends broadband client connections to the hosting network but ESPRE LIVE even supports dial-up connection speeds.
Deliverables
The technology consists of a combination of source and object (executable) code and associated documentation:
•	ESPRE LIVE encoder Windows dynamic link library executables

•	ESPRE LIVE encoder controller Java applet executable

•	ESPRE LIVE player Java applet executable

•	ESPRE LIVE upload applet executable

•	ESPRE LIVE installer applet executable

•	ESPRE LIVE chat installer executable

•	ESPRE LIVE chat engine Java applet executable

•	ESPRE LIVE chat engine Windows dynamic link library executables

•	ESPRE LIVE media service controller JavaScript source code

•	ESPRE LIVE media engine hosting service PHP executable (obfuscated source code)
Summary
While it’s getting easier to produce a video and post it on the web these days, producing commercial grade end-to-end solutions that deliver high-quality video for commercial distribution requires a professional toolkit. The ESPRE LIVE SDK provides the means and the comprehensive set of tools to deliver just this level of functionality and quality.

Schedule B
ESPRE Solutions Inc. Patents
Copies of the following ESPRE patents can be provided in separate documents if required by Licensee:
Patent No. US 7,003,168 — Image Compression
Patent No. US 6,904,175 — Image Compression
Patent No. US 6,771,299 — Wavelet Transformation
Application Serial No. 60/761,554 — eViewStudio
Application Serial No. 60/771,727 — Digital Media Player
Application Serial No. 10/307,613 — Wireless Telepresence
Application Serial No. 60/744,389 — Wireless Navigation System
Application Serial No. 60/864,963 — High Accurate Predictor Based Fractional Pixel Search for H.264
Application Serial No. 60/864,965 Hybrid Integer Pixel Searching Method for Fast Block Based Motion
Estimation
Application Serial No. 60/894,372 — Virtual Exchange Network